                        BRANDES INVESTMENT PARTNERS, L.P.

                                 CODE OF ETHICS

                                                                               .
                                                                               .
                                                                               .

                        BRANDES INVESTMENT PARTNERS, L.P.

                                 CODE OF ETHICS

                                TABLE OF CONTENTS

I.    PREAMBLE ............................................................    1
II.   PERSONAL TRADES POLICY ..............................................    2
III.  PROHIBITED TRANSACTIONS. ............................................    3
IV.   EXEMPTED TRANSACTIONS ...............................................    4
V.    THE WATCH LIST. .....................................................    4
VI.   COMPLIANCE PROCEDURES. ..............................................    6
VII.  REPORTS .............................................................    7
VIII. SANCTIONS. ..........................................................    8
IX.   RETENTION OF RECORDS. ...............................................    8
X.    POLICY STATEMENT OF INSIDER TRADING .................................    8
XI.   AMENDMENTS ..........................................................   13
      XI.1.  AMENDMENT TO CODE OF ETHICS (DATED 4/1/97),
             EFFECTIVE 3/1/00 .............................................   14
      XI.2.  AMENDMENT TO CODE OF ETHICS (DATED 4/1/97),
             EFFECTIVE 9/1/00 .............................................   18
      XI.3.  AMENDMENT TO CODE OF ETHICS (DATED 4/1/97),
             EFFECTIVE 10/1/01 ............................................   20
      XI.4.  AMENDMENT TO CODE OF ETHICS (DATED 4/1/97),
             EFFECTIVE 2/1/05 .............................................   21
      XI.5.  AMENDMENT TO CODE OF ETHICS (DATED 4/1/97),
             EFFECTIVE 7/1/05 .............................................   22
      XI.6.  AMENDMENT TO CODE OF ETHICS (DATED 4/1/97),
             EFFECTIVE 8/31/05 ............................................   23
XII.  NEW HIRE PAPERWORK ..................................................   25
      XII.1. CODE OF ETHICS CERTIFICATION FORM ............................   26

Code of Ethics - October 18, 2004 (amended August 31, 2005)

      XII.2. DISCLOSURE OF BROKERAGE ACCOUNTS AND PRIVATE HOLDINGS ........   27
      XII.3. QUESTIONNAIRE ON OUTSIDE BUSINESS ACTIVITY, PARTNERSHIPS AND
             INVESTMENT CLUB MEMBERSHIPS ..................................   28
      XII.4. TOPICS REQUIRING REGISTRATION ................................   29

Code of Ethics - October 18, 2004 (amended August 31, 2005)

                        BRANDES INVESTMENT PARTNERS, L.P.
                                 CODE OF ETHICS

                                  April 1, 1977

I. PREAMBLE

This Code of Ethics is being adopted to effectuate the purposes and objectives of Sections 204A and Section 206 of the Investment Advisers Act of 1940 (the "Advisers Act") and Rule 204-2 under the Advisers Act and Rule 17j-1 of the Investment Company Act of 1940. Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Rule 204-2 imposes record keeping requirements with respect to personal securities transactions of certain persons employed by investment advisers.
Section 206 of the Advisers Act makes it unlawful, among other things, for an investment adviser "to employ any device, scheme or artifice to defraud any client or prospective clients; to engage in any transaction, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client; or to engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative."

Rule 17j-1 makes it unlawful for any employee of Brandes Investment Partners, L.P., or its subsidiaries (all such entities hereafter referred to as "Brandes") in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in this section, by such registered investment company (1) to employ any device, scheme or artifice to defraud such registered investment company; (2) to make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; (3) to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or (4) to engage in any manipulative practice with respect to such registered investment company.

For purposes of Rule 17j-1, "security held or to be acquired" by a registered investment company means any security which, within the most recent 15 days, (i) is or has been held by such company, or (ii) is being or has been considered by such company or its investment adviser for purchase by such company.

Brandes owes its clients the highest duty of trust and fair dealing. A fiduciary, Brandes places clients' interests ahead of its own and holds the fundamental principle that Brandes personnel should not take inappropriate advantage of their positions.

Brandes has certain responsibilities to its clients. These include assuring that accounts are managed in a suitable manner, providing regular communications regarding the progress of accounts, providing accurate performance numbers and refraining from certain practices. These practices include over-trading the account, purchasing inappropriate issues for the account, making guarantees about future performance, making unauthorized transactions and borrowing

Code of Ethics - October 18, 2004 (amended August 31, 2005) clients' funds or securities. Brandes maintains trading authorization only and does not have custody of clients' funds or securities.

Brandes recognizes that its own long-term interests lie in strict adherence to ethical treatment of its clients, thereby maintaining its reputation for honest and fair dealing. Employees are expected to act in accordance with this basic tenet.

While many firms forbid their employees to make investments on behalf of their own personal accounts, Brandes believes this is an unnecessarily punitive measure. Brandes permits its employees to trade their own accounts when the trades are done in such a manner as to avoid conflicts of interest with clients' transactions. Brandes regularly monitors its employees' trading activity to assure compliance with the firm's policy.

This Code contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the law and rules and to assure that Brandes' clients' interests are considered first. This Code also establishes procedures reasonably necessary to prevent violations of this Code.

Each shareholder, officer, partner and employee of the administrator for Brandes Investment Trust (the "Fund"), Investment Company Administration Corporation (the "Administrator"), is exempt from the reporting and other requirements of this Code of Ethics, but is required to comply with the reporting and other requirements of the Administrator's or the Fund's code of ethics, as applicable.

II. PERSONAL TRADES POLICY. DEFINITIONS.

1.   Directed Trade.

     A directed trade is one for a specific security which the employee must initiate.

2.   Employee-related account.

     An "employee-related account" refers to an account for any of the following persons:

     a.   the employee;

     b.   the employee's spouse;

     c.   the employee's minor child or children;

     d. any other relative of the employee or employee's spouse, sharing the same home as the employee;

     e. any other person whose account is managed, controlled or influenced by or through the employee, or to whom the employee gives advice with regard to the acquisition or disposition of securities, other than a Brandes client; examples of such accounts are accounts where the employee is acting as trustee, executor, pledgee, agent or in any similar capacity; and

     f. any other account in which the employee has a beneficial ownership interest; such beneficial interest (unless otherwise exempted) may arise where an employee has a

Code of Ethics - October 18, 2004 (amended August 31, 2005) beneficial interest in securities under a trust, will, partnership or other arrangement, or through a closely held corporation or investment club.

3. Security.

     "Security" shall have the meaning set forth in Section 202(a)(18) of the Advisers Act.

III. PROHIBITED TRANSACTIONS.

1. No employee shall violate Section 206 of the Advisers Act or rule 17j-1 of the Investment Company Act.

2. No Brandes employee shall receive during any calendar year any gift or other consideration in merchandise, services or otherwise having a value of more that $250 from any single person, firm, corporation, association or other entity that does, or is seeking to do, business with or on behalf of the Firm. Employees receiving gifts from such sources of over $50 during any calendar year must report them promptly to the Compliance Department.

3. No employee shall give or offer to give anything of value to any person for the purpose of influencing the price of any security.

4. No employee shall serve on a Board of Directors of any public company without the prior approval of the majority of the voting members of the Investment Committee.

5. No employee shall purchase any securities in an initial public offering unless a waiver has been granted by any two of the following: Charles H. Brandes, Glenn R. Carlson, Jeffrey A. Busby. Any person authorized to purchase securities in an initial public offering shall disclose that investment when s/he plays a part in any subsequent consideration by Brandes of an investment in the issuer of such securities.

6. No employee shall purchase any securities in a private placement without prior written approval of any two of the following: Charles H. Brandes, Glenn R. Carlson, Jeffrey A. Busby.

7. No employee-related account may sell a security purchased within the previous 60 calendar days, except a security held for at least 30 days may be sold at a loss. Trades made in violation of this prohibition should be canceled to an error account, if possible.

8. No employee-related account shall purchase or sell any securities on the "Watch List." The Watch List is comprised of securities Brandes is closely observing and anticipating imminent action in on behalf of clients' accounts.

Code of Ethics - October 18, 2004 (amended August 31, 2005)

IV. EXEMPTED TRANSACTIONS.

1.   The prohibitions of Sections III. 7 shall not apply to:

     a.   Sales of U.S. government securities; and

     b. Withdrawals from open-end mutual funds, if the employee or employee-related account owns less than 5% of the outstanding shares of such fund.

2.   The prohibitions of Sections III. 8 shall not apply to:

     a.   Purchases which are part of an automatic dividend reinvestment plan;

     b. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities and sales of such rights so acquired; and

     c.   Any other purchases or sales as described at Section E, infra.

V. THE WATCH LIST.

THE WATCH LIST IS COMPRISED OF SECURITIES BRANDES IS CLOSELY OBSERVING AND ANTICIPATING IMMINENT ACTION IN ON BEHALF OF CLIENTS' ACCOUNTS AND, THEREFORE, SECURITIES IN WHICH EMPLOYEES ARE GENERALLY PROHIBITED FROM TRADING.

          CONSTRUCTION PROCEDURES

1. Investment Committee designates a Watch List control person charged with creating the weekly Watch List ("Control Person").

2. On each business day immediately preceding the regular weekly Investment Committee meeting, the Control Person circulates the previous week's Watch List to all members of the Portfolio Management Department asking them each to (a) add the name of each and every security for which such person is preparing a formal recommendation(1) where it is expected that such recommendation will be presented for Investment Committee consideration within the next two weeks; and (b) delete from the Watch List any and all securities of which such person is aware that its consideration for investment purposes has been indefinitely suspended(2) or terminated for any reason whatsoever. Members of the Portfolio Management Department will have their responses sent back to the Control Person prior to the Investment Committee meeting. The Control Person revises the Watch List accordingly.

----------
(1) The term "formal recommendation" here is shorthand to mean those activities engaged in by the PM department that are necessary and proximate to presenting a security for the Investment Committee's consideration. At this point in the process we should strive to identify and isolate only those securities that WILL or ARE SCHEDULED TO be brought to the Investment Committee's attention for definite action within the next two weeks. Securities that are scheduled to be merely reviewed by or discussed with the Investment Committee but are not in a price range which a member of the PM staff believes would result in any action by the Investment Committee need not be included on the Watch List.

(2) Indefinitely suspended, at a minimum, should refer to the case where any definitive decision regarding the purchase or sale of a security is unlikely to occur for more than a two-week period.

Code of Ethics - October 18, 2004 (amended August 31, 2005)

3. On each business day immediately preceding the regular weekly Investment Committee meeting, the Control Person circulates the previous week's Watch List to a representative of the Trading Department asking him to (a) delete from the Watch List any and all securities in which system-wide trading has been completed for clients' accounts as directed by the Investment Committee; (b) add to the Watch List those securities which are the subject of any current and open firm-wide re-balancing or other activity in clients' accounts(3); and (c) delete from the Watch List any securities which were the subject of any firm-wide rebalancing or other activity in clients' accounts and in which trading has been completed with respect to such securities in such accounts over the past week. The representative of the Trading department will have his/her response sent back to the Control Person prior to the Investment Committee meeting. The Control Person revises the Watch List accordingly.

4. At the conclusion of the Investment Committee meeting, the Control Person shall delete from the Watch List any and all securities which were presented to the Investment Committee in the form of a recommendation for purchase or sale on behalf of clients' accounts and with respect to which a final decision not to purchase or sell, respectively, was made by the Investment Committee. Presumably, the Control Person will not need to add to the Watch List any of the securities which the Investment Committee voted to purchase or sell on behalf of clients' accounts since these securities have been on the Watch List for at least two weeks at this point. All securities selected by the Investment Committee for purchase or sale activity at the Tuesday meeting will be placed on the Watch List and will remain on the Watch List until the Trading Department has indicated that trading in such securities has been completed for clients' accounts.

5. On the business day immediately following the Investment Committee's meeting, the Control Person updates the Watch List according to the foregoing and circulates it to appropriate employees of the firm.

          SPECIAL SITUATIONS

1. At any time it is concluded (outside of a regularly scheduled Investment Committee meeting) that Brandes will engage in transactions in a particular security for client accounts, a voting member of the Investment Committee will instruct the Control Person to add such security to the Watch List. Such security will remain on the Watch List until the Trading Department has indicated that trading in such security has been completed for clients' accounts.

----------
(3) "Other activity in clients' accounts" should not be interpreted to mean purchase or sale activity in connection with account opening transactions on behalf of new wrap or non-institutional separate account clients to the firm. The focus here should be on identifying securities in which purchase or sale activity was or will be conducted for clients across the board in any given investment product offered by Brandes. Securities to be purchased in connection with account opening activities for institutional clients should be on the Watch List in advance of such transactions given the potential impact that such trading could have on the market for those securities.

Code of Ethics - October 18, 2004 (amended August 31, 2005)

2. Blanket Prohibitions: In the interest of facilitating the "pre-clearance" of employee trading as required herein, any blanket prohibition regarding certain categories or types of securities in which employees are prohibited from effectuating any personal transactions should contain a level of specificity that minimizes interpretive variance among those charged with approving employee trades. The Investment Committee, the Trading Department and the Legal Department should arrive at a clear and exact understanding regarding the terms of the application of any blanket prohibition prior to the effectiveness of such prohibition.

VI. COMPLIANCE PROCEDURES.

1.   PRE-CLEARANCE FOR 24 HOURS ONLY.

     All employee-related accounts shall receive prior written approval from the Trading Strategist or the Compliance Officer before purchasing or selling any securities except U.S. government securities; shares of registered open-end mutual funds; securities in employee-related accounts managed by, and maintained by the firm; securities itemized at Section D2 (a) and (b). In the absence of these individuals, or if they are the persons requesting approval, the Trading Strategist's designate or a Managing Partner may give the approval. Such approval shall be for a 24-hour period only. If an employee-related account is unable to complete the approved transaction within a 24-hour period, the employee-related account must receive another approval from the individuals named above before purchasing or selling securities. If an employee places a "limit order" on the transaction and the order is not completed during the day on which the approval is given, the remaining order must be re-approved by either the Trading Strategist or by the Legal/Compliance Department.

     When requesting approval of a transaction for an employee-related account, the employee shall disclose to the person to whom s/he is requesting approval of any conflict of interest of which the employee is aware concerning the proposed transaction, such as the existence of any economic relationship between the transaction which is the subject of the pre-clearance request and securities held or to be acquired by any Brandes client including any mutual fund portfolio managed by Brandes.

     Certain employee-related accounts may be released from the obligation to pre-clear and report personal trades. This exemption will apply to employee-related accounts where total investment discretion is with a non-employee third-party where such third-party does not confer with the employee regarding trades in such account. This exemption must be obtained in writing from the Compliance Department.

2. DISCLOSURE OF PERSONAL HOLDINGS AND EMPLOYEE REPORTING REQUIREMENTS.

a. Upon employment at Brandes, employees are required to disclose interests in any corporation of which they are an officer or director or which they, or a family member, hold 5% or more of the outstanding stock. They are also required to disclose any outside business ventures.

b. Each employee shall arrange to have duplicate confirms or statements forwarded to the Compliance Manager for each employee-related brokerage account.

Code of Ethics - October 18, 2004 (amended August 31, 2005)

c. Each employee shall complete a Personal Securities Transaction Quarterly Report for each calendar quarter even if the employee does not have any personal securities transactions to report and submit the Report to the Compliance Department no later than 10 days after the end of each calendar quarter.

d. Quarterly, the Compliance Officer will review employee-related transactions, the Personal Securities Transaction Quarterly Reports from each employee, and report the findings to the Chief Compliance Officer.

e. If an employee-related account of a person attending an Investment Committee meeting or if a member of the Investment Committee holds a security, or a security economically related thereto, being considered for purchase or sale by Brandes client accounts, such person shall disclose to the Investment Committee his holdings of the security at the first occasion upon which the employee becomes aware that Brandes is considering the security for purchase for its clients including any mutual fund portfolio managed by Brandes.

3. ANNUAL CERTIFICATION OF COMPLIANCE.

     Each employee shall certify annually that: (a) s/he has read and understands the Code of Ethics and recognizes s/he is subject thereto; (b) s/he has complied with the requirements of the Code of Ethics; (c) s/he has reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics; and (d) other than as disclosed on the annual certification, s/he has no knowledge of the existence of any personal conflict of interest which may involve Brandes clients, such as any economic relationship between his/her transactions and securities held or to be acquired by Brandes clients including any mutual fund portfolio managed by Brandes.

VII. REPORTS.

1. The Compliance Department shall submit an annual report on compliance with the Code of Ethics to Brandes' Managing Partners.

2. The Compliance Department shall submit a quarterly report on compliance with the Code of Ethics to the General Council and Chief Compliance Officer.

3. The Compliance Department or anyone who becomes aware of an apparent violation of the Code of Ethics shall promptly report such apparent violation to the Chief Compliance Officer.

4. The Chief Compliance Officer shall review each report of an apparent violation and make a written determination of whether the apparent violation could reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Section 206 of the Advisers Act or Rule 17j-1 of the Investment Company Act. The written determination shall include the Chief Compliance Officer's reasons for his decision. If the Chief Compliance Officer finds a violation, he shall report such violation to Brandes' Managing Partners.

Code of Ethics - October 18, 2004 (amended August 31, 2005)

5. Brandes' Managing Partners shall review the report of a violation from the Chief Compliance Officer and determine what sanctions, if any, should be imposed.

VIII. SANCTIONS.

The sanctions for violation of the Code of Ethics may include a letter of censure, temporary suspension of employment, termination of employment, disgorgement of any ill-gotten profits, and/or any other sanction deemed appropriate by Brandes' Managing Partners.

IX. RETENTION OF RECORDS.

This Code of Ethics, a copy of each report made by an employee hereunder, each report made by the Compliance Department, each determination by the Chief Compliance Officer and any action taken as a result of a violation, shall be maintained by Brandes.

X. POLICY STATEMENT OF INSIDER TRADING.

Every officer, partner and employee is responsible for knowing and abiding by the terms of this policy statement.

Brandes forbids any trading on behalf of employee-related accounts (see the personal Trades Policy for a definition) or clients accounts (such as mutual funds and private accounts managed by Brandes) on material nonpublic information, or communicating material nonpublic information to others in violation of the law. This conduct is referred to as "insider trading." Brandes' policy applies to every officer, partner and employee and extends to activities within as well as outside of their duties at Brandes. Any questions regarding Brandes' policy and procedure should be referred to General Counsel.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or the communication of such material nonpublic information to others. Although United States law governs insider trading, this law applies to information about foreign companies as well as domestic companies. Thus, if an employee receives nonpublic material information about a foreign company, the employee is prohibited from trading for accounts based on that information and from communicating such information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1. trading by an insider, while in possession of material nonpublic information;

2. trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and

3.   communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

Code of Ethics - October 18, 2004 (amended August 31, 2005)

WHO IS AN "INSIDER"?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorney, accountants, consultants, bank lending officers and the employees of such organizations. In addition, Brandes may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

WHAT IS "MATERIAL INFORMATION"?

Trading on inside information is not a basis for liability unless the information is material. "Material information" is defined generally as information which a reasonable investor would consider substantially important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information does not have to relate to a company's business. For example, not yet released news items which might have a significant effect on prices have been found to be material information.

No simple "bright line" test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the General Counsel, or his designated representative, in the legal department.

WHAT IS "NONPUBLIC INFORMATION"?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

BASES FOR LIABILITY

FIDUCIARY DUTY

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that

Code of Ethics - October 18, 2004 (amended August 31, 2005) one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Non-insiders can acquire the fiduciary duties of insiders by entering into a confidential relationship with the company through which they gain information (e.g. attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, reputational benefit that will translate into future earnings or even evidence of a relationship that suggests a quid pro quo.

MISAPPROPRIATION

Another basis for insider trading liability is trading which occurs on material nonpublic information that was stolen or misappropriated from any other person. It should be noted that "misappropriation" can be used to include a variety of individuals not previously thought to be encompassed under the fiduciary duty.

PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

          -    civil injunctions

          -    treble damages

          -    disgorgement of profits

          -    jail sentences

          - fines for the person who committed the violation of up to three times the profit gained or losses avoided, whether or not the person actually benefited; and

          - fines for the employer or other controlling person of $1,000,000 or three times the amount of the profit gained or loss avoided, whichever is greater.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Brandes, including termination.

IDENTIFYING INSIDE INFORMATION

Before recommending or executing any trade for yourself or others, including client accounts, you must determine whether you have access to material nonpublic information. If you think that you might have access to material nonpublic information, you should take the following steps:

Code of Ethics - October 18, 2004 (amended August 31, 2005)

     a. Report the information and proposed trade immediately to the General Counsel, or his designate.

     b. Do not purchase or sell the securities on behalf of yourself or others, including employee-related accounts and client accounts.

     c. Do not communicate the information inside or outside Brandes, other than to Brandes' attorneys.

     d. After the General Counsel, or his designate, has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm should take.

You should consult with General Counsel, or his designate, or Brandes' outside counsel before taking any action.

CONTACTS WITH PUBLIC COMPANIES

Contacts with public companies represent an important part of Brandes' research efforts. Brandes may make investment decisions on the basis of the firm's conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Brandes employee becomes aware of material nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, Brandes must make a judgment as to its further conduct. To protect yourself, your clients and Brandes, you should contact immediately General Counsel, or his designate, if you believe that you may have received material nonpublic information.

TENDER OFFERS

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material nonpublic information regarding a tender offer received from the tender offerer, the target company or anyone acting on behalf of either. Brandes employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

SUPERVISORY PROCEDURES

The role of General Counsel is critical to the implementation and maintenance of Brandes' policy and procedures against insider trading. Supervisory procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

Code of Ethics - October 18, 2004 (amended August 31, 2005)

PREVENTION OF INSIDER TRADING

To prevent insider trading, General Counsel should:

1. provide, on a regular basis, an educational program to familiarize officers, partners and employees with Brandes' policy and procedures;

2.   answer questions regarding Brandes' policy and procedures;

3. resolve issues of whether information received by an officer, partner or employee of Brandes is material and nonpublic;

4.   regularly review and update Brandes' policy and procedures;

5. implement measures to prevent dissemination of material nonpublic information, or restrict trading of the securities involved, when it has been determined that an officer, partner or employee of Brandes has material nonpublic information; and

6. provide that all employees obtain approval from the trading department at Brandes prior to trades as described in the Code of Ethics. This is an area of great concern to the SEC and Brandes.

SPECIAL REPORTS TO COUNSEL

Promptly upon learning of a potential violation of this policy statement, General Counsel should prepare a written report to Brandes' outside counsel providing full details, which may include:

1.   the name of particular securities involved, if any;

2. the date General Counsel learned of the potential violation and began investigating;

3.   the accounts and individuals involved;

4.   actions taken as a result of the investigation, if any; and

5.   recommendations for further action;

DETECTION OF INSIDER TRADING

To detect insider trading General Counsel should:

1. review the trading activity reports filed by each officer, partner and employee;

2.   review the trading activity of accounts managed by Brandes; and

3.   review trading activity of Brandes' own account.

Code of Ethics - October 18, 2004 (amended August 31, 2005)

                                 XI. AMENDMENTS

Code of Ethics - October 18, 2004 (amended August 31, 2005)

                        BRANDES INVESTMENT PARTNERS, L.P.

XI.1. AMENDMENT TO CODE OF ETHICS (DATED 4/1/97), EFFECTIVE 3/1/00

The Code of Ethics for Brandes Investment Partners, L.P. and affiliates, dated April 1, 1997, is amended hereby to include the following substantive provisions effective March 1, 2000.

I. POLICY ON PARTICIPATION OF EMPLOYEE-RELATED ACCOUNTS IN INITIAL PUBLIC OFFERINGS, HOT IPOS AND PRIVATE PLACEMENTS

     Initial Public Offerings ("IPO") and Hot IPOs.

          No Employee-Related Account may purchase any securities in an IPO or Hot IPO; provided, however, an Employee-Related Account may, upon the prior written approval of Brandes, participate in the following IPOs:

          i. an IPO in connection with the de-mutualization of a savings bank or the de-mutualization of a mutual insurance company in which the holder of the Employee-Related Account owns a life insurance policy;

          ii. an IPO of a spin-off company where the Employee-Related Account owns stock in the company that spins off the issuer;

          iii. an IPO of a company in which the Employee-Related Account owns stock in the company and the stock was acquired through participation in a private placement previously approved by Brandes; and

          iv. an IPO of the employer of the holder of the Employee-Related Account.

          An IPO generally means an offering of securities registered with the Securities and Exchange Commission ("SEC"), the issuer of which, immediately before the registration, was not required to file reports with the SEC. See, rule 17j-1(a)(6).

          Hot IPOs are securities of a public offering that trade at a premium in the secondary market whenever such secondary market begins.

          Private Placements

          No Employee-Related Account may purchase any securities in a private placement except upon the prior written approval of Brandes.

          Procedures for Obtaining Prior Written Approval of the Firm with Respect to IPOs and Private Placements

Code of Ethics - October 18, 2004 (amended August 31, 2005)

          With respect to the participation in private placements or the permissible IPOs listed above, an Employee-Related Account may obtain "the prior written approval of Brandes" by first submitting a written request for approval to the Legal/Compliance Department using the Request to Participate in an IPO/Private Placement in an Employee-Related Account Form (attached hereto). The Legal/Compliance Department shall review the proposed transaction to determine whether the proposed transaction would create any material conflicts of interests. If the Legal/Compliance Department determines that the proposed transaction would create no material conflicts of interests, the Legal/Compliance Department shall then seek written approval for the transaction from two managing partners. Such written approval shall include written justification for the decision of the managing partners approving the transaction.

          Any person authorized to purchase securities in an IPO or private placement shall disclose that investment when s/he plays a part in any subsequent consideration by Brandes of an investment in the issuer of such securities.

II.  INFORMATION REQUIRED IN QUARTERLY EMPLOYEE TRANSACTION REPORT

Each quarterly transaction report filed for the calendar quarter ending March 31, 2000 (due April 10, 2000), and for subsequent quarters must now include all information required under amended rule 17j-1(d)(1)(ii).(4) Quarterly Employee Transaction Reports shall be filed with the Legal/Compliance Department no later than 10 days after the end of a calendar quarter and must contain the following information:

     a. With respect to any transaction during the quarter in a Security reportable under the Code in which the employee or Employee Related Person (as defined below) had any direct or indirect beneficial ownership:

               [1] The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

               [2] The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               [3] The price of the Security at which the transaction was effected;

               [4] The name of the broker, dealer or bank with or through which the transaction was effected; and

----------
(4) The additional information required under this amendment is: (i) the date that the quarterly transaction report is filed; (ii) the name of any Employee Related Account established by an employee or Employee Related Person during that quarter; and (iii) the date the account was established. See, amended rule 17j-1(d)(1)(ii)(A)(5) and (B).

Code of Ethics - October 18, 2004 (amended August 31, 2005)

               [5]  The date that the report is submitted by the employee.

     b. With respect to any Employee Related Account established by the employee or Employee Related Person in which any Securities were held during the quarter for the direct or indirect benefit of the employee or Employee Related Person:

               [1] The name of the broker, dealer or bank with whom the employee or Employee Related Person established the account;

               [2]  The date the account was established; and

               [3]  The date that the report is submitted by the employee.

Note that employees need not file a quarterly transaction report if the information would duplicate information that Brandes has received in a broker's confirmation or account statement. See amended rule 17j-1(d)(2)(v). Amended Quarterly Employee Transaction Reports will be distributed for subsequent reporting usage by March 31, 2000.

An Employee Related Person is any non-employee who has an Employee Related Account as defined in the Code to which the Code's pre-clearance and reporting procedures with respect to Securities transactions therein applies.

Code of Ethics - October 18, 2004 (amended August 31, 2005)

REQUEST TO PARTICIPATE IN AN IPO/PRIVATE PLACEMENT IN AN EMPLOYEE-RELATED
ACCOUNT*

Date: _______________________

I, __________________, intend to subscribe in an initial public offering/Private
    NAME OF EMPLOYEE

Placement of the security referenced below for ___________________-_____________
                                                 NAME ON ACCOUNT     ACCOUNT #
account. I will execute the transaction only upon receiving prior approval of the intended activity.

Security: ___________________________________

APPROVED                DENIED

Reviewed by: _________________________________   Date: __________________
                Legal/Compliance Department

Reviewed by: _________________________________   Date: __________________
                      MANAGING PARTNER

Reviewed by: _________________________________   Date: __________________
                      MANAGING PARTNER

Justification for Approval:

*    Please attach prospectus or offering memorandum if available.

REMINDER: No Employee Related Account may sell a security purchased within the previous 60 calendar days, except a security held for at least 30 days may be sold at a loss.

                   LEGAL/COMPLIANCE DEPARTMENT - ORIGINAL COPY
                   EMPLOYEE - RETAIN COPY FOR PERSONAL RECORDS

Code of Ethics - October 18, 2004 (amended August 31, 2005)

                        BRANDES INVESTMENT PARTNERS, L.P.

XI.2. AMENDMENT TO CODE OF ETHICS (DATED 4/1/97), EFFECTIVE 9/1/00

The Code of Ethics for Brandes Investment Partners, L.P. and affiliates ("Brandes"), dated April 1, 1997, as amended on March 1, 2000, is hereby further amended to include the following substantive provisions effective September 1, 2000.

Reports Required

I. INITIAL HOLDINGS REPORT

No later than 10 days after the person becomes an Employee of Brandes, the Employee shall provide the Legal/Compliance Department with the following information:

     a. The title, number of shares and principal amount of each Covered Security in which the Employee had any direct or indirect beneficial ownership(5) when the person became an Employee of Brandes;

     b. The name of any broker, dealer or bank with whom the Employee maintained an account in which any securities were held for the direct or indirect benefit of the Employee as of the date the person became an Employee of Brandes; and

     c.   The date that the report is submitted by the Employee.

NO INITIAL HOLDINGS REPORT IS REQUIRED FROM AN EMPLOYEE WHO WAS AN EMPLOYEE PRIOR TO THE EFFECTIVE DATE OF THIS AMENDMENT AND WHO HAS BEEN REPORTING TRANSACTIONS IN ALL HIS OR HER EMPLOYEE-RELATED ACCOUNTS IN ACCORDANCE WITH BRANDES' CODE OF ETHICS.

----------
(5) "Beneficial Ownership" is interpreted in the same manner as it is under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security and includes "any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in" a security. The term "pecuniary interest" is further defined to mean "the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities." "Beneficial ownership" includes (i) securities held by members of a person's immediate family sharing the same household and includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law" and includes adoptive relationships and
     (ii) a right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

Code of Ethics - October 18, 2004 (amended August 31, 2005)

II. ANNUAL HOLDINGS REPORT

Each Employee shall, on an annual basis, provide the Legal/Compliance Department with the following information that must be current as of the calendar year end for which the report is submitted:

     a. The title, number of shares and principal amount of each Covered Security in which the Employee had any direct or indirect beneficial ownership;

     b. The name of any broker, dealer or bank with whom an Employee maintains an account in which securities are held for the direct or indirect benefit of the Employee; and

     c.   The date that the report is submitted by the Employee.

The Annual Holdings Report shall be submitted no later than 30 days following the calendar year end to which the report relates.

PLEASE NOTE: AN INITIAL HOLDINGS REPORT AND EVERY ANNUAL HOLDINGS REPORT FILED BY AN EMPLOYEE SHALL ALSO INCLUDE A LISTING OF ALL COVERED SECURITIES IN ANY EMPLOYEE-RELATED ACCOUNT OVER WHICH EITHER BRANDES OR A THIRD PARTY HAS INVESTMENT DISCRETION FOR AND ON BEHALF OF SUCH EMPLOYEE-RELATED ACCOUNT.

Code of Ethics - October 18, 2004 (amended August 31, 2005)

                        BRANDES INVESTMENT PARTNERS, L.P.

XI.3. AMENDMENT TO CODE OF ETHICS (DATED 4/1/97), EFFECTIVE 10/1/01

The Code of Ethics for Brandes Investment Partners, L.P., and affiliates, dated April 1, 1997, is amended hereby to include the following substantive provisions effective October 1, 2001.

I. QUARTERLY REPORT ON COMPLIANCE WITH THE BRANDES INVESTMENT PARTNERS, L.P. CODE OF ETHICS

Reports

     a. The Compliance Department shall submit a quarterly report on compliance with the Code of Ethics to the General Counsel.

     b. The Compliance Department or anyone who becomes aware of an apparent violation of the Code of Ethics shall promptly report such apparent violation to the Chief Compliance Officer or their designee.

Code of Ethics - October 18, 2004 (amended August 31, 2005)

                        BRANDES INVESTMENT PARTNERS, L.P.

XI.4. AMENDMENT TO CODE OF ETHICS (DATED 4/1/97), EFFECTIVE 2/1/05

The Code of Ethics (the "Code") for Brandes Investment Partners, L.P. ("Brandes"), and affiliates, dated April 1, 1997, is amended hereby to include the following substantive provisions effective February 1, 2005.

Standards of Conduct and Compliance with Laws

     The Adviser and its Employees' are required to comply with federal securities laws. The Code contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the law and rules and to assure that Brandes' clients' interest are considered first. This Code also establishes procedures reasonably necessary to prevent violations of this Code.

Reportable Securities

     In accordance with SEC Rule 204A-1, Employee-Related Accounts will be required to report their current holdings of shares in any mutual funds that are managed or sub-advised by Brandes. Employees will be required to provide the Legal/Compliance department with duplicate confirmation and statements and said accounts will be subject to all other reporting requirements.(6)

Annual Compliance Review

     The Head of Compliance ("HOC") with assistance from the legal and compliance group shall administer this policy. This policy shall be reviewed not less than once a year and the results of this review shall be reported to the Office of the CEO as part of the HOC's annual review. In reviewing this policy, the HOC shall, at a minimum, consider the following issues:

          [1] Review of the Code and determine if any changes to Brandes' business practices that would result in Brandes needing to change the Code.

          [2] Whether there have been any changes to SEC Rule 204A-1 that would result in Brandes needing to change the Code.

----------
(6) BIPCO Employee-Related Accounts are exempt from said requirement WITH RESPECT TO BRANDES CANADA MUTUAL FUNDS as BIPCO is able to monitor short term trading in these funds directly, for all accounts, including those held by Employee-Related Accounts.

Code of Ethics - October 18, 2004 (amended August 31, 2005)

                        BRANDES INVESTMENT PARTNERS, L.P.

XI.5. AMENDMENT TO CODE OF ETHICS (DATED 4/1/97), EFFECTIVE 7/1/05

The Code of Ethics (the "Code") for Brandes Investment Partners, L.P. ("Brandes"), and affiliates, dated April 1, 1997, is hereby further amended to include the following substantive provision effective July 1, 2005.

Employee Stock Option Plans

     With respect solely to securities obtained in a "cashless exercise" of an employee stock option (whereby the exercise of the option and the sale of the securities received upon such exercise occurs simultaneously and the exercise price of the option is deducted from the sale proceeds of the acquired securities), Employee-Related Accounts that participate in Employee Stock Option Plans will be exempt from the requirement that securities may not be sold if they have been purchased within the previous 60 calendar days (except a security held for at least 30 days may be sold at a loss). All other reporting requirements apply.

Code of Ethics - October 18, 2004 (amended August 31, 2005)

                        BRANDES INVESTMENT PARTNERS, L.P.

XI.6. AMENDMENT TO CODE OF ETHICS (DATED 4/1/97), EFFECTIVE 8/31/05

The Code of Ethics (the "Code") for Brandes Investment Partners, L.P. ("Brandes"), and affiliates, dated April 1, 1997, is amended hereby to include the following substantive provisions effective August 31, 2005.

Designated Brokerage Firms for Employee-Related Brokerage Accounts

     Employees are required to hold their Employee-Related brokerage accounts at one of four designated brokerage firms, excluding the following types of accounts(7) or unless otherwise exempted in writing by the Chief Executive Officer (CEO) and Head of Compliance (HOC):

     1.   Brandes Managed Accounts

     2.   Third-Party Managed Accounts

     3. Accounts that exclusively hold mutual funds and are not managed or sub-advised by Brandes(8)

     4.   ESPP/ESOP Accounts

     The four designated brokerage firms are TD Waterhouse, Charles Schwab, Morgan Stanley and Merrill Lynch.

----------
(7)  BIPCO Employee-Related Accounts are exempt from said requirement.

(8) Shares of Mutual Funds managed or sub-advised by Brandes held directly at the investment company do not need to be moved to a designated broker-dealer firm.

Code of Ethics - October 18, 2004 (amended August 31, 2005)

                          Designated Brokerage Accounts
                                       Q&A

DO I HAVE TO TRANSFER MY BRANDES MANAGED ACCOUNT TO ONE OF THE DESIGNATED BROKERAGE FIRMS?

The following accounts do not need to be transferred to a designated brokerage firm:

     1.   Brandes Managed Accounts

     2.   Third Party Managed Accounts

     3. Accounts that exclusively hold mutual funds not managed or sub-advised by Brandes(9)

     4.   ESPP/ESOP accounts

     5.   BIPCO Employee-Related Accounts

WILL I BE CHARGED A TRANSFER FEE TO TRANSFER MY ACCOUNT TO A DESIGNATED BROKERAGE FIRM?

You may be subject to transfer fees. However, some of the designated broker-dealer firms might be offering Brandes' employees incentives to transfer their account(s). Please contact the broker-dealer directly.

CAN I CALL ANY DESIGNATED BROKERAGE FIRM BRANCH TO OPEN/TRANSFER MY ACCOUNT?

Yes, however, for your convenience we have provided you with contact information on the Brandes Intranet. In addition, be sure to advise said Financial Consultant that you are a Brandes employee so that any special offers can be applied.

http://bipnet/Compliance/forms.htm

ONCE I TRANSFER MY ACCOUNT DO I NEED TO NOTIFY THE LEGAL/COMPLIANCE DEPARTMENT?

Yes, it is imperative that you notify the Legal/Compliance Department immediately. You will be required to fill out a Brokerage Account Transfer Form. You can find the form on the Brandes Intranet.

http://bipnet/Compliance/forms.htm

----------
(9) Shares of Mutual Funds managed or sub-advised by Brandes held directly at the investment company do not need to be moved to a designated broker-dealer firm.

Code of Ethics - October 18, 2004 (amended August 31, 2005)

                             XII. NEW HIRE PAPERWORK

Code of Ethics - October 18, 2004 (amended August 31, 2005)

                        BRANDES INVESTMENT PARTNERS, L.P.
                        CODE OF ETHICS CERTIFICATION FORM

XII.1. CODE OF ETHICS CERTIFICATION FORM

PRINT NAME: _________________________________________________

POSITION:   _________________________________________________

To the Compliance Department of Brandes Investment Partners, I hereby certify that:

     I. I have read and understand the Code of Ethics and recognize that I am subject thereto;

     II.  I will comply with the requirements of the Code of Ethics;

     III. I will report all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics; and

     IV. Except as noted on the disclosure document, I have no knowledge of the existence of any personal conflict of interest relationship which may involve Brandes clients, such as any economic relationship between my transactions and securities held or to be acquired by Brandes clients, including the Brandes Investment Trust.


SIGNATURE:
           --------------------------
DATE:
      -------------------------------

Code of Ethics - October 18, 2004 (amended August 31, 2005)

                        BRANDES INVESTMENT PARTNERS, L.P.
              DISCLOSURE OF BROKERAGE ACCOUNTS AND PRIVATE HOLDINGS

XII.2. DISCLOSURE OF BROKERAGE ACCOUNTS AND PRIVATE HOLDINGS

PRINT NAME: __________________________________

POSITION:  _____________________________

This form is to be filled out by all employees within seven days of meeting with Compliance. You may use additional pages if necessary or attach copies of your most recent statements.

Please check the appropriate box if you have securities holdings managed by:

     [ ]  Brandes, or

     [ ]  Another third-party brokerage firm ___________________________________
                                                Name of Firm & Account Number

    Name(s) on          Name of                       Relation of
Brokerage Account   Brokerage Firm   Account Number     Account*
-----------------   --------------   --------------   -----------


*    PLEASE ATTACH COPIES OF YOUR MOST RECENT BROKERAGE STATEMENTS.

IF YOU HAVE MORE THAN TWO BROKERAGE ACCOUNTS, PLEASE SUBMIT THEM ON ANOTHER PAGE

            PRIVATELY HELD SECURITIES*** (PRIVATE SHARES, L.P., ETC.)

Name of Company   Where Shares are Held   # of Shares   Approx. Value ($)
---------------   ---------------------   -----------   -----------------


*** Privately held shares are not those you hold the certificates for - they are shares not traded publicly on any stock exchange.

All employees filling out this disclosure are reminded that copies of all brokerage statements generated on the accounts listed above must be forwarded to the Legal/Compliance Department. You will need to have an automatic interested party mailing, please contact Compliance for information.

I do hereby represent and confirm that my responses to this Disclosure or Brokerage Accounts and Holdings Form are true and correct as of the date noted below.


SIGNATURE:
           --------------------------
DATE:
           --------------------------

Code of Ethics - October 18, 2004 (amended August 31, 2005)

                        BRANDES INVESTMENT PARTNERS, L.P.
                   QUESTIONNAIRE ON OUTSIDE BUSINESS ACTIVITY,
                  PARTNERSHIPS AND INVESTMENT CLUB MEMBERSHIPS

XII.3. QUESTIONNAIRE ON OUTSIDE BUSINESS ACTIVITY, PARTNERSHIPS AND INVESTMENT CLUB MEMBERSHIPS

PRINT NAME: __________________________________

POSITION: _____________________________

     1. List any corporation, public or private, for profit or not for profit, of which you, or a member of your immediate family, are an officer or director or hold 5% or more of its outstanding stock. Briefly describe the business.

          ______________________________________________________________________

          ______________________________________________________________________

          ______________________________________________________________________

     2. List any partnership of which you are a general or limited partner and/or any limited liability company of which you are a member or manager. Briefly describe the business activities for any and all affiliations and your status as a general or limited partner.

          ______________________________________________________________________

          ______________________________________________________________________

          ______________________________________________________________________

     3. List any joint venture or any other businesses in which you participate, other than your employment with Brandes.

          ______________________________________________________________________

          ______________________________________________________________________

          ______________________________________________________________________

     4. List any trustee or executor relationships that you have, other than those pertaining to your immediately family.

          ______________________________________________________________________

          ______________________________________________________________________

          ______________________________________________________________________

     5.   List any investment clubs of which you are a member.

          ______________________________________________________________________

          ______________________________________________________________________

          ______________________________________________________________________


SIGNATURE:
           --------------------------
PAGE:
           --------------------------

Code of Ethics - October 18, 2004 (amended August 31, 2005)

                        BRANDES INVESTMENT PARTNERS, L.P.
                          TOPICS REQUIRING REGISTRATION

XII.4. TOPICS REQUIRING REGISTRATION

                 (This form is to be completed by all employees)

PRINT NAME:__________________________________

POSITION: _____________________________

The following topics may require registration before they can be discussed. Therefore, unregistered personnel should avoid discussing:

     PERFORMANCE
     SPECIFIC STOCKS OR BONDS
     BUYING/SELLING
     OUTLOOK
     MARKETS (FOREIGN OR DOMESTIC)
     FEES (OUR OWN OR BROKER'S)
     ACCOUNT SIZE
     RELATED ACCOUNTS (TRADING PROCESS, ETC.)
     MANAGEMENT STYLE
     ANY RECENT PUBLICATIONS
     ANY DISCUSSION OF OTHER CLIENTS, ACCOUNTS, ETC.

Printed information may be forwarded about these topics by unregistered personnel in response to unsolicited inquiries, but other reports and in-depth conversations or explanations may be provided only by registered personnel.

If the above topics come up in conversation and you are not registered, DO NOT attempt to address them even if you think you know the answer. Persons requesting information on any of these topics should be referred to one of the following registered personnel - Portfolio Managers, Associate Portfolio Managers, Managing Directors, Regional Managers and the Institutional Group.

Violations to this policy may result in disciplinary action.

I have read and understand the above policy.


SIGNATURE:
           --------------------------
DATE:
           --------------------------

Code of Ethics - October 18, 2004 (amended August 31, 2005)